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INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 3 to Registration Statement No. 333-29783 of Mercury Montanta, Inc. on Form S-4 of our report dated March 26, 1997, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the use in this Amendment No. 3 to Registration Statement No. 333-29783 of Mercury Montana, Inc. on Form S-4 of our report dated April 18, 1997, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.


DELOITTE & TOUCHE LLP
Fort Worth, Texas
September 26, 1997